EXHIBIT 99.2

Micro Therapeutics, Inc.

First Quarter Financial Results Conference Call

April 30, 2004

8:00 am PDT

Operator:

Good afternoon. My name is Lynn and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Micro Therapeutics 2004 First Quarter Financial Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period.

If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the Pound key. Thank you. Mr. Wilder, you may begin your conference.

Tom Wilder:

Thank you. Good morning, everyone, and thank you for joining us to discuss Micro Therapeutics’ First Quarter 2004 Financial Results. I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today are Hal Hurwitz, our Chief Financial Officer, and Jim Corbett, our Chairman.

On our call today, Hal and I will cover operational and financial results after which we will take questions. If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone of PondelWilkinson at 323-866-6060. For your information, this conference call is being broadcast live on the Internet at www.1mti.com. A playback of this call will be available following its conclusion. The playback that will be available shortly upon conclusion of this conference call may be accessed on the Internet at www.1mti.com and will be available for one year. With that said, I would like to briefly turn the call over to Hal.

Hal Hurwitz:

Thank you, Tom. All of the information discussed on the call today is covered under the safe harbor provision of the Securities Litigation Reform Act. The Company’s discussion today will include forward-looking information reflecting Management’s current forecast of certain aspects of the Company’s future.

Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 Act filings, including the Form 10-QSB we will be filing this quarter and we suggest that you read all such filings. Tom…

Tom Wilder:

Thanks, Hal. We are pleased with our first quarter financial results, which provide a solid start to 2004 and follow a very strong finish to 2003. During this call, I will first discuss our revenue and gross margin results. I will then provide updates on key product programs, guidance for 2004 and our cash position. Hal will then cover remaining financial items. After this we will take questions.

Let’s move to revenue: Net sales in the first quarter were $7.6 million, representing a 46% increase over the 2003 first quarter. International revenues of $4.9 million increased 47% over sales in the 2003 first quarter and U.S. revenues increased 46% from sales in the 2003 first quarter to $2.7 million. We are very happy with these results and they are ahead of our plan. Let’s look at revenues by line of business.

Sales of embolic products, which include Sapphire coils, Sapphire NXT coils and Onyx, for the first quarter of 2004 were $2.3 million, as compared to $1.9 million in the 2003 first quarter, an increase of 20%. As we discussed in our conference call last quarter, sales in the fourth quarter of 2003 benefited from higher than expected European sales of Sapphire as customers anticipated our commercial withdrawal of that product, pursuant to the October 2003 Intellectual Property Decision of a Dutch court. Thus, as we entered the first quarter of 2004, many European customers already had a sufficient supply of coils.

In February, we launched the Sapphire NXT, a new product line that replaces the original Sapphire product line in Europe. Although we are in the early stages of the NXT line, we are pleased both with its reception by customers and with initial indications of enhanced detachment time performance of the NXT coils. Of course, as with all new products, manufacturing qualification and product ramp up related to the NXT negatively impacted gross margin performance in the 2004 first quarter.

Benefiting from our expanded presence in the coil market, neuro access and delivery product revenues for the first quarter of 2004 were $4.6 million as compared to $2.5 million in the prior year, an increase of 84%. The increases in sales of neuro access and delivery products continue to be led by the HyperForm and HyperGlide balloons, the Mirage guidewire and the Echelon family of microcatheters; the introduction of which commenced during the fourth quarter of 2003 and continued into the first quarter of 2004.

Peripheral vascular and other product revenues for the first quarter of 2004 were $672,000, 12% less than the $761,000 reported in the 2003 first quarter. This decrease is due primarily to the commencement in the second quarter of 2003 of a distribution agreement with ev3 under which ev3 purchases peripheral blood clot therapy product from us at distributor pricing. In the first quarter of 2003, we had been selling peripheral vascular products directly through our U.S. sales force.

A final note regarding this product segment: In reporting first quarter results and going forward, we have expanded the definition of our peripheral product market segment that contains our peripheral blood clot therapy products and have renamed it the Peripheral Vascular Segment. In addition to peripheral blood clot therapy products, this segment will now include the larger sizes of our microcatheters and guidewires, which are used in peripheral applications. Although this change did not significantly affect first quarter reporting, we believe that it will provide additional visibility to our performance in future segment reporting.

Gross margin as a percentage of sales decreased to 55% in the first quarter of 2004. This lower than expected margin results primarily from initiation of commercial Sapphire NXT production and from investments in additional overall Sapphire manufacturing capacity, including initiation of Sapphire coil production in the United States. We expect gross margins will improve in future quarters as we gain experience in NXT production and expand U.S. Sapphire production volumes.

Now moving to product programs, I will discuss the status of our two programs on Onyx in the United States. With regard to our PMA application for Onyx AVM, which we submitted last March, we continue to work with the FDA as it completes its review. While predicting the timing of FDA action is always difficult, we remain hopeful that the Onyx PMA for AVM treatment will be received this coming June or July.

With respect to our Onyx aneurysm program, we continue to expect that we will submit the Humanitarian Device Exemption, or HDE application, late in the second quarter or early in the third quarter of this year and anticipate receiving approval in early 2005.

Next, I’ll address guidance: In our fourth quarter conference call, we reiterated our expectation that 2004 revenues would be a range between 33 and 38 million and that operating expenses before litigation costs and amortization would be between 28 and 32 million. We are maintaining guidance on operating expenses and we are narrowing the range of revenue guidance to 34 to 38 million.

With respect to gross margin percentage, we previously communicated a range of 63 to 68 percent for the year. In light of first quarter gross margins that were below expectations due to factors I described earlier, and anticipation of significant improvement during the remainder of 2004, we believe that by the fourth quarter of this year our gross margin percentage will be in the range 63 to 67 percent.

Finally, a comment about liquidity: At the end of January, we completed the exchange of MTI common stock for 17 million of notes we sold in the December 2003 private placement. We discussed in our fourth quarter conference call the possibility that we would undertake an additional financial transaction this year. We continue to believe that our growing revenue base, improved margins over the remainder of the year and the leverage of our expense footprint will allow us to achieve P&L profitability during early 2005.

Nonetheless, it is clear that additional working capital will be needed to pursue our business plan to meet higher demand. As a result, we will be seeking to complete a financing transaction during 2004. The precise timing, form and size of such a transaction cannot yet be predicted and will be addressed as the year progresses.

Now I will turn the call over to Hal, who will address the other aspects of our first quarter financial results. Hal…

Hal Hurwitz:

Thank you, Tom. Operating expense performance in the 2004 first quarter continued to meet our expectations and continue to demonstrate the leveraging of our existing cost structure by increasing only 5% from 2003 and decreasing sequentially by 3%. Research and development expenses, which include clinical and regulatory costs, decreased 17% to $3.8 million in the first quarter of 2004 from $4.6 million in the comparable period of 2003, due primarily to the efforts expended in 2003 in connection with the PMA submission of the Onyx AVM study. Sequentially, research and development expenses increased only 4%.

Selling, general and administrative expenses at 6.5 million increased 24% from the first quarter of 2003 due primarily to litigation costs in 2004 of $1.9 million. Sequentially, selling, generally and administrative expenses decreased 7%.

Finally, as we discussed in our fourth quarter conference call, U.S. generally accepted accounting principles, or GAAP, requires that a value be ascribed to the exchange feature of the $17 million of notes we sold in December 2003 in exchange for MTI common stock in January 2004. Using a GAAP-required formula, this value amounted to more than $6 million, which was recorded as a discount to the debt in December 2003.

Effective with the exchange of the debt for common stock in January 2004, the amortization of that discount was immediately accelerated and recognized as interest expense. Accordingly, our first quarter 2004 results included a charge of $6.3 million that is non-cash and non-operating. Now let me turn the call back over to Tom.

Tom Wilder:	Thank you, Hal, and my thanks to all our conference call participants for your attention. At this time, Jim, Hal and I will be happy to address any questions that you may have. Lynn…

Operator:

At this time, I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A Roster. Your first question comes from Tom Gunderson with Piper Jaffray.

Tom Gunderson:	Hi, good morning.

Men: Good morning, Tom.

Tom Gunderson:

You touched on most of the questions that I had sort of listed before you began, so good job there, or at least we’re thinking the same. I want to dig in a little bit more if I can on gross margin. You clearly identified that as a disappointment and you gave a couple of reasons, but I wonder if we could peel back the onion just another layer?

I would submit that in Q4 you knew you were going to launch NXT and hopefully you knew you were going to be starting up production in the U.S. And so those shouldn’t have been surprises from a guidance standpoint. So what was it about Q1 that went differently from the plan that you had in your mind 90-days prior, or even less than that, that changed things around? What was it that cost more investment in manufacturing? What was it about the launch that made the GM go down more than you thought?

Tom Wilder:

I think that’s a fair question, Tom. During Q1, we essentially – from a commercial production standpoint – had to completely duplicate the entire stock keeping unit range that we had on the original Sapphire line with the NXT line and the production ramp up, as we went to full launch on NXT, was harder than expected and our initial manufacturing yields were lower than expected, so that would be my comment.

Tom Gunderson:	Okay, and the hard part of the ramp is done and the yields are up?

Tom Wilder:	I’m very pleased with the progress that we’ve made, that we made during the first quarter and that we continue to make on manufacturing yields.

Tom Gunderson:	Okay. And then somewhat related to the NXT and the launch, etc. Can you give us a quick European legal update? Patent update – I’m sorry.

Tom Wilder:

Yeah. In Europe we continue to sell Sapphire NXT. Our launch activities were actually supply constrained during the first quarter and we intend to eliminate that constraint during the second quarter and go to full launch of NXT.

Tom Gunderson:	And…

Tom Wilder:

From a legal perspective, as disclosed in our 10-K, the UK litigation trial that had been scheduled for May has now been postponed to early 2005 and I have no other comments on European litigation at this time.

Tom Gunderson:	Okay, good. Thanks. And then a last, quick question probably for Hal: Hal, I’ve got 14 – sorry – I’ve got 41.5 million shares for Q2. Is that in the ballpark? What are you guys working with?

Hal Hurwitz:	Yes, it is in the ballpark.

Tom Gunderson:	Okay, thanks. That’s it, guys.

Hal Hurwitz:	Okay.

Operator:	Your next question comes from Larry Haimovitch with HMTC.

Larry Haimovitch:

Good morning, gentlemen. I’ve got two questions. Number one, Tom, you alluded to the likelihood of a financing. Can you give us any idea about what range you might be looking at? Give us some parameters here?

Tom Wilder:	Larry, not at this time. We’ll be looking at an amount to allow us to invest in working capital to achieve our growth projection and we’re just not going to get into details on this call.

Larry Haimovitch:	Less than 100 million though, right?

Tom Wilder:	That’s a very fair statement.

Larry Haimovitch:	Okay, good. Boy, the lawyers really have you in a muzzle, don’t they? Less than a billion – you can probably say that with confidence, right?

Tom Wilder:	I can say that with confidence.

Larry Haimovitch:	All right, Tom, good. We got a good answer. Thanks. Hey, the second question that concerns Onyx for AVMs – you filed in – I think you said last March, correct?

Tom Wilder:	Correct.

Larry Haimovitch:	We’re into – what, 13, 14 month already. Is this going to require a panel meeting?

Tom Wilder:	We had a panel meeting and it was…

Larry Haimovitch:	Oh, I’m sorry. I’m confused – right, you had a panel but that meeting was several months ago, wasn’t it? Wasn’t it last August?

Tom Wilder:

That is correct. We received a favorable panel recommendation with conditions and we continue to work the FDA on this PMA and as I said before, we are making progress, the exact timing is difficult to predict and we are patiently working with the FDA.

Larry Haimovitch:	Now are these labeling issues primarily at this point? Are you trying to work out favorable labels? Is that essentially what is the delay or holding?

Tom Wilder:	Larry, I’m not going to get into specifics. It is clear that we’re talking about a gamut of items related to completing the FDA’s review.

Larry Haimovitch:	But you continue to be confident based on your comments? That it’s just a matter of “when” and not “if”?

Tom Wilder:	That is correct.

Larry Haimovitch:	Okay, great. Thanks so much.

Operator:	Again, if you would like to ask a question, please press star 1 on your telephone keypad at this time. You have a follow-up question from Larry Haimovitch with HMTC.

Larry Haimovitch:

One more – can you give us a color, Tom, on the benefits that Micro Therapeutics is experiencing in the coil market from the ISAT results, which came out several months ago? It seems to me that the market is strong right now for coiling versus neurosurgery and I’m just curious if you might give us some color on that and your own thoughts?

Tom Wilder:

Well, we believe that the overall market for neuro interventional devices is growing more rapidly than we had projected a year ago, driven in part by the ISAT results and we have seen both a shift to coiling in Europe as well as some impact in the United States as well. I would comment that demand for our own products has been such that we actually have been supply constrained on several product lines during the last two quarters.

And with these investments in capacity, we are about to become unconstrained and that is indicative of both our own product line’s performance as well as what we believe to be is a rapid growth in the overall market. So I believe, Larry, the ISAT study has begun to have an impact.

Larry Haimovitch:	Have you experienced any meaningful loss of revenue because you couldn’t supply? Would you say it has had an effect that is noticeable on the top line?

Tom Wilder:	I think yes. Put it this way, any dollar in any quarter is noticeable to me.

Larry Haimovitch:	Less than a billion?

Tom Wilder:	Less than a billion.

Larry Haimovitch:	Okay, great.

Tom Wilder:	Okay.

Larry Haimovitch:

Than just a comment: I was talking to a well-known physician – well, Andy Molyneux, who you, of course, know from England. Andy told me in England that coiling is about 75% of the aneurysm market now and he said certain European countries are also up there. What would your guess be as to the U.S.? I think at one point it was on the low end – I mean before ISAT – maybe 15-20%. Would you take a shot at what it might be at this point based on your market intelligence?

Tom Wilder:	I’m going to give you a rough range. My guess is that it is still below 50%, but that it has moved substantially closer to 35-40%.

Larry Haimovitch:	That’s kind of the number I’m hearing also, Tom, about 40%. Great.

Tom Wilder:	Okay.

Larry Haimovitch:	Okay, guys. Thanks.

Operator:	At this time, there are no further questions. Are there any closing remarks?

Tom Wilder:	Yes. Thank you all for joining us today. We appreciate your continued support. If anyone has any further questions, we invite you to contact us here at MTI and I thank you again. Take care.

Operator:

Thank you for participating in today’s Micro Therapeutic 2004 First Quarter Results Conference Call. This call will be available for replay beginning at 12 pm Eastern today through 11:59 pm Eastern on May 14, 2004. The conference ID for the replay is 6986179. Again, the conference ID number for the replay is 6986179. The number to dial for the replay is 1-800-642-1687 or 706-645-9291. Thank you again for participating.

END